Exhibit 10.1

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Agreement”) is made and entered into this 11th day of October, 2013, by and between Bakhshish Gurm (hereinafter referred to as the “Landlord”) and Pan Asia Infratech, Corp. (hereinafter referred to as the “Tenant”).

1)	Landlord leases to Tenant and Tenant leases from Landlord, upon the terms and conditions contained herein, a certain 5-acre parcel of land located at Village Mahal Khurd, District SBS Nagar, Punjab, India (Land Registration Numbers 846-5/2, 9, 11/2, 13/1, 52/4, 5/1)(the “Property”) for the period commencing on the 15th day of October, 2013, and thereafter until the 14th day of October, 2023. Tenant is barred from operating any business other than a greenhouse growing facility on the site under lease.

2)	Tenant shall pay rent as follows:

a)	the sum of Seven Thousand Dollars ($7,000 USD) per year, payable as

i)	a prepayment of Fifty Thousand Dollars ($50,000 USD) in Series D Preferred Shares (the (“Shares”) of Pan Global Corp., the 100% owner of Pan Asia Infratech, Corp., that shall be amortized in equal annual $5,000 installments over the initial 10 year lease term, and

ii)	Two Thousand Dollars ($2,000 USD) per year payable in cash in two equal semi-annual payments due in advance within 30 days of each 6-month anniversary date; PLUS

b)	10% of the net profits of the greenhouse growing operations undertaken on this parcel, calculated according to GAAP (generally accepted accounting principles) and payable within 90 days of the end of each fiscal quarter.

c)	The Landlord and Tenant agree that the Shares herein shall be issued upon execution of this Agreement and upon approval by the Board of Directors of Pan Global Corp., the 100% owner of Pan Asia Infratech, Corp.

d)	The Landlord and Tenant agree that the 1st year of the lease shall be paid in full upon execution of this Agreement.

3)	Renewal term: Tenant and Landlord may at the expiry of the initial term renew the lease by mutual written agreement for one 5-year renewal term based on the following payment terms:

a)	A fixed annual rental amount of Twenty-five Thousand Dollars ($25,000) payable semi-annually and

b)	Payment to Landlord of 20% of the net profits of the greenhouse growing operation undertaken on the site, calculated according to GAAP.

If Landlord and Tenant undertake no renewal, Tenant shall vacate the premises within 90 days and, if instructed to do so by Landlord, remove any fixed structures.

4)	Tenant agrees not to assign this Lease to any other party without first obtaining written permission from Landlord.

5)	Tenant shall only use the Property for lawful purposes.

6)	Tenant shall have the right of quiet enjoyment and use of the Property without unlawful interference by the Landlord or any representative or agent of the Landlord.

7)	Any material breach of this Agreement not cured upon One (1) months’ notice given to the breaching party shall give the non-breaching party the right to immediately terminate this Agreement without any other duty or obligation owing the breaching party. The breaching party shall be responsible for liquidated damages and reasonable attorney fees incurred by the non-breaching party.

8)	Landlord may terminate this agreement

a)	immediately in case of nonpayment of rent that is not cured within One (1) month following the date on which such payment was due;

b)	upon Three (3) months’ notice with respect to any portion of the land parcel which has no greenhouse growing operations evidenced by fixed assets; under such termination the rental rate shall be adjusted proportionately;

c)	upon Six (6) months’ notice with respect to any portion of the land parcel which is sustaining greenhouse growing operations evidenced by fixed assets, subject to a buyout of said operations at a price determined by Ernst & Young Chartered Accountants, or an equivalent valuation firm.

d)	upon Three (3) months’ notice if there is a change in control of Pan Asia Infratech Corp. or Pan Global Corp.

9)	Disputes between the parties which cannot be settled between the principals shall be settled under international rules of arbitration.

10)	Should any provision of this Lease be found to be invalid or unenforceable, the remainder of the Lease shall not be affected thereby and each term and provision herein shall be valid and enforceable to the fullest extent permitted by law.

11)	All rights given to Landlord by this Lease shall be cumulative to any other laws which might exist or come into being. Any exercise or failure to exercise by Landlord of any right shall not act as a waiver of any other rights.

12)	Tenant will be responsible for payment of all utilities, garbage, water and sewer charges, telephone, gas, association fees or other bills incurred during the term of this Lease.

13)	Landlord has the right of emergency access to the Property at any time and access during reasonable hours to inspect the property or to show property to a prospective tenant or buyer. In the event that the property is sold, the lease/rental agreement between Landlord and Tenant is canceled on the date the new owner takes possession of property. Tenant has thirty days to vacate the property or sign new lease with new owner at new owner’s option.

14)	Landlord has the right to farm the land until tenant occupies the land as evidenced by start of construction.

15)	Tenant can only start the construction on the land after the crop on the land is harvested.

YOU SHOULD READ AND UNDERSTAND THIS LEASE, IT IS A LEGAL AND BINDING CONTRACT.

ACCEPTED THIS 11th DAY OF OCTOBER 2013, at Village Mahal Khurd, District SBS Nagar, Punjab, India.

TENANT:

/s/ BAKHSHISH GURM
Authorized Signatory: Bakhshish Gurm

LANDLORD:

PAN ASIA INFRATECH, CORP.

By:	/s/ BHARAT VASANDANI
Authorized Signatory: Bharat Vasandani
Chief Executive Officer